Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 9, 2011 with respect to the statements of revenues and direct operating expenses of the Samson Permian Basin Assets, and our report dated May 9, 2011 with respect to the statements of revenues and direct operating expenses of the ConocoPhillips Permian Basin Assets, in Amendment No. 5 to the Registration Statement (Form S-1 No. 333-174225) and related Prospectus of Enduro Royalty Trust dated August 3, 2011.
/s/ ERNST & YOUNG LLP
Tulsa, Oklahoma
August 3, 2011